Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE MKT Stock Exchanges

NEWS

Vista Gold Corp. Announces Third Quarter 2012 Financial Results and Provides Update on Recent Activities including an Updated Mineral Resource Estimate for the Guadalupe de los Reyes Gold Project

Denver, Colorado, November 5, 2012 - Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE MKT and TSX: VGZ) today announced its financial results and highlights for the third quarter ended September 30, 2012. Management’s quarterly conference call to discuss these results is scheduled for 2:00 p.m. MST on November 5, 2012. The Company’s full financial results, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Third Quarter 2012 Highlights:

•                  Announced plans to evaluate a two-phased development strategy for the Mt. Todd gold project based on the completion of a comprehensive analysis focused on enhancing project economics while preserving the ability to develop the entire Mt. Todd resource;

•                  Initiated a preliminary feasibility study (“PFS”) of Mt. Todd gold project, with results expected early Q1 2013, to evaluate the two-phased development strategy and to accelerate the environmental permitting process;

•                  Announced an updated resource estimate for the Mt. Todd gold project (see our September 4, 2012 press release and technical report filed October 5, 2012) and continued to announce positive drill results from the Company’s ongoing resource conversion drilling program;

•                  Began treating water in the Batman pit for discharge during the upcoming wet season at the site; and

•                  Continued to make good progress at the Las Cardones (formerly named Concordia) gold project in Baja California Sur where our partner, Invecture Group, filed permit applications with Mexican authorities.

Frederick H. Earnest, President and Chief Executive Officer, commented, “During the third quarter, we continued to advance our world-class Mt. Todd gold project by announcing the results of a new resource estimate that now ranks Mt. Todd as the largest undeveloped gold resource in Australia.  We further advanced the project by deciding to evaluate a phased development approach that we expect to improve project economics.  This quarter we expect to complete the ongoing resource conversion drilling program and, early next year, we plan to complete a PFS on the Mt. Todd project.

Although we are principally focused on advancing Mt. Todd, we continue to make progress at our two Mexican properties as well.  At Guadalupe de los Reyes, we completed our drilling program and announced an updated resource estimate, which is discussed further below.  Lastly, at Las Cardones, our Mexican partner, Invecture Group, has made good progress by submitting permit applications to the Mexican government.  We continue to be pleased by the progress Invecture has been able to make and are hopeful they will continue to have success permitting the Las Cardones project.”

Summary of Third Quarter 2012 Financial Results

The Company reported a net income of $12.3 million or $0.16 per share for the three months ended September 30, 2012.  This includes an unrealized $29.1 million mark-to-market gain on our investment in Midas Gold Corp. (“Midas”), partly offset by a $9.9 million increase in deferred tax liability substantially related to this gain. During the three month period ended September 30, 2011, we reported net income of $10.7 million, or $0.15 per share. The 2011 results included an unrealized $27.8 million mark-to-market gain on our investment in Midas, which was also partly offset by a $10.0 million increase in deferred tax liability substantially related to this gain.

Cash and cash equivalents at September 30, 2012 totaled approximately $14.9 million, compared to $7.5 million at June 30, 2012. During the quarter, the Company closed a private placement equity offering which provided $14.2 million net proceeds to the Company.  During the quarter, $5.8 million was used for drilling, permitting, water treatment, technical evaluations and engineering studies at our Mt. Todd gold project and for advancing the preliminary economic assessment at our Guadalupe de los Reyes gold/silver project; and $1.1 million was used for general and administrative expenses. The Company has no debt.

To review the Company’s Quarterly Report on Form 10-Q for the three-month and nine-month periods ended September 30, 2012, including the related Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.vistagold.com.

Updated Resource Estimate for the Guadalupe de los Reyes Project

The Company also announced an updated resource estimate for its Guadalupe de los Reyes project in Sinaloa, Mexico.  This resource estimate includes 48 core drill holes (7,215 meters) drilled since November 2011.

The new resource estimate for the Guadalupe de los Reyes Project, as of November 2, 2012, is presented in the table below.  The mineral resource estimate is reported at a cutoff grade of 0.50 grams of gold per tonne, the same cut-off grade as the Company’s previous estimate on the project.

November 2012 Guadalupe de los Reyes Resource Estimate

Resource Classification	Metric Tonnes	Gold Grade (grams Au/t)	Silver Grade (grams Ag/t)	Contained Gold Ounces	Contained Silver Ounces
Indicated	6,842,238	1.73	28.71	380,323	6,315,407
Inferred	3,246,320	1.49	34.87	155,209	3,639,163

The Guadalupe de los Reyes resource estimate is contained entirely within a lower-grade stockwork located close to the surface.  This resource estimate represents a decrease of 103,152 contained gold ounces in the Indicated category and a decrease of 161,707 contained gold ounces in the Inferred category relative to the previous estimate.  Core drilling was selected in order to gain more detailed information rather than reverse circulation drilling that was used historically, and as a result the mineralization at the Guadalupe de los Reyes project has been redefined as being confined to more discrete but higher-grade mineralized zones.  Importantly, our drilling has also intersected several high-grade veins at depth that provide exciting exploration opportunities and underground potential.  The Company is currently evaluating whether a Preliminary Economic Assessment (PEA) is appropriate at this time or whether additional drilling should be conducted prior to the completion of a PEA.

Notes on Guadalupe de los Reyes Resource Estimate

This updated resource estimate was completed on November 2, 2012 by TetraTech MM, Inc. of Golden, Colorado, pursuant to Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”).  This updated resource estimate was completed by or under the supervision of Dr. Rex Bryan, SME Registered Member, an independent Qualified Person (as defined in NI 43-101), utilizing standard industry software and resource estimation methodology.  Dr. Bryan has reviewed and approved the technical and scientific information contained in this press release.  Previous technical reports contain extensive geologic and technical information related to the deposit for which the estimate is prepared.  The last technical report was filed on SEDAR on December 10, 2009, and is entitled “Technical Report for the Guadalupe de los Reyes Gold-Silver Project, Sinaloa, Mexico — Amended and Restated” and was issued on December 8, 2009.  This updated resource estimate incorporates the results from 48 drill holes (all core holes) totaling 7,215 meters drilled by Vista in 2011 and 2012 with sample preparation and assaying completed by ALS Chemex in Hermosillo, Mexico and Vancouver, Canada. These results are in addition to the results of drilling completed by Northern Crown Mines, which were used in the previous updates of the Guadalupe de los Reyes resource estimate.  The press releases and technical reports are available on Vista’s website (www.vistagold.com) and on SEDAR.  We expect to file on SEDAR a technical report for the updated mineral resource estimate within 45 days of this press release.

Management Conference Call

A conference call with management to review our financial results for the fiscal quarter ended September 30, 2012 and to discuss corporate and project activities is scheduled for Monday, November 5 at 2:00 p.m. MST.

Toll-free in North America:  1-866-443-4188

International:  416-849-6196

This call will also be web-cast and can be accessed at the following web location http://www.snwebcastcenter.com/custom_events/vistagold-20121105/site/

This call will be archived and available at www.vistagold.com after November 5, 2012.  Audio replay will be available for 21 days by calling toll-free in North America:  1-866-245-6755, passcode 934594.

If you are unable to access the audio or phone-in on the day of the conference call, please email questions to Connie Martinez, Manager — Investor Relations (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

The Company is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. The Company is advancing exploration on its Guadalupe de los Reyes gold/silver project in Mexico and has granted Invecture Group, S.A. de C.V. a right to earn a 62.5% interest in the Las Cardones gold project in Mexico. The Company’s other holdings include the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, timing, completion and results of a PFS on the Mt. Todd gold project, evaluation of the two phased development strategy at

Mt. Todd (including that it may result in improved project economics), acceleration of the permitting process at the Mt. Todd gold project, the Mt. Todd gold project being a world-class project with the largest known undeveloped gold resource in Australia, timing and completion of the resource conversion drilling program at the Mt. Todd gold project, the timing and completion of a preliminary economic assessment on the Guadalupe de los Reyes gold/silver project, and success of permitting at Las Cardones gold project, and other such matters are forward-looking statements and forward-looking information.  The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: our approved business plans, exploration and assay results, mineral resource and reserve estimates and results of preliminary economic assessments, pre-feasibility studies and feasibility studies on our projects, if any.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, estimates of results based on such resource and reserve estimates; risks relating to completing updated resource and reserve estimates; risks relating to cost increases for capital and operating costs; risks relating to delays in the completion of technical studies on our projects, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed on March 14, 2012 and the Company’s Amendment 1 to its Annual Report filed on April 5, 2012 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Without limiting the foregoing, this press release uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosures an issuer makes of scientific and technical information concerning mineral projects.  This press release uses the term “mineral resource.”  We advise U.S. investors that while the term is recognized by Canadian regulations, the term is not a defined term under the United States Securities and Exchange Commission’s (the “SEC”) Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. Mineral resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of these mineral resources will ever be upgraded to a higher category.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and all necessary permits and government approvals must be filed with the appropriate governmental authority.  U.S. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.